Exhibit 99.3

NEWS RELEASE For more information, contact:
Kevin B. Habicht Chief Financial Officer Commercial Net Lease Realty (407) 265-7348	Kristine M. Fasano National Properties Corporation (515) 278-1132

For Immediate Release
January 18, 2005

COMMERCIAL NET LEASE REALTY, INC. AGREES TO ACQUIRE
NATIONAL PROPERTIES CORPORATION

Orlando, Florida, and Des Moines, Iowa, January 18, 2005 – Commercial Net Lease Realty, Inc. (NYSE: NNN) and National Properties Corporation (OTC BB: NAPE) (“NAPE”) announced today that they have signed a definitive agreement for NAPE to merge with and into a subsidiary of Commercial Net Lease Realty. Commercial Net Lease Realty will issue approximately 1,637,000 shares of common stock in the transaction. Holders of NAPE common stock will be entitled to receive four shares of Commercial Net Lease Realty common stock for each share of NAPE common stock they own. Total consideration, taking into account the special pre-closing dividend and including the assumption of debt, is estimated to be approximately $61 million based on Commercial Net Lease Realty’s closing stock price on January 14, 2005.

Completion of the merger is subject to customary closing conditions, including the approval of the holders of a majority of the outstanding shares of NAPE common stock. Commercial Net Lease Realty has entered into a shareholders’ agreement with the holders of approximately 53% of the outstanding NAPE common stock whereby these holders have agreed to vote in favor of the merger. However, Commercial Net Lease Realty may terminate the merger agreement if a majority of the NAPE shareholders who are not bound by the shareholders’ agreement do not approve the merger. The merger does not require Commercial Net Lease Realty’s shareholders’ approval.

As a condition to Commercial Net Lease Realty’s obligation to close the merger, NAPE must pay a dividend to its shareholders of $20.8 million, or approximately $50.84 per share. Although the merger itself is tax-free, this amount will be taxable to NAPE shareholders as an ordinary dividend.

The merger is expected to be completed no later than the second quarter of 2005.

NAPE currently owns 43 properties located in 12 states. These investment properties are leased to 17 corporations, including QuikTrip convenience stores (17 properties), Perkins restaurants (5 properties), Academy sporting goods stores (2 properties) and a Walgreens drug store (1 property).

“The NAPE portfolio presents an excellent opportunity for Commercial Net Lease Realty,” commented Craig Macnab, Chief Executive Officer and President. “This transaction reflects a continuation of our investment focus on high-quality retail properties subject to long-term, net leases with established tenants. These properties will provide additional geographic and retail concept diversification. In particular, we are pleased to increase our penetration into the convenience store segment. We expect this transaction to be immediately accretive to our funds from operations and enhance our liquidity, presence and visibility with investors and tenants, further solidifying our position as a leading net lease company.”

Added Raymond Di Paglia, Chief Executive Officer and President of NAPE: “I have long admired the consistent track record of Commercial Net Lease Realty and the quality of their assets. As a result of this transaction, our shareholders will receive a substantial premium over the price of their shares of NAPE common stock as well as significantly increased dividends from Commercial Net Lease Realty shares.”

Houlihan Lokey Howard & Zukin served as financial advisor to NAPE and provided a fairness opinion in connection with the transaction in which it concluded that the transaction was fair, from a financial point of view, to the holders of NAPE’s common stock.

NAPE will prepare a proxy statement and Commercial Net Lease Realty will prepare a prospectus concerning the proposed merger transaction, both of which will be combined to form a proxy statement-prospectus that will be filed with the Securities and Exchange Commission. Holders of NAPE’s common stock are urged to read the proxy statement-prospectus and such other documents when they become available because they will contain important information. In addition, NAPE and its directors and executive officers and other members of its management and its employees may be deemed to be participants in the solicitation of proxies from the shareholders of NAPE with respect to the transactions contemplated by the merger agreement. Information about the directors and officers of NAPE will be available in the proxy statement-prospectus and other documents that NAPE will file with the Commission. Investors will be able to obtain a free copy of the documents filed with the Commission by Commercial Net Lease Realty and NAPE at the Commission’s Web site http://www.sec.gov. Investors will be able to obtain a free copy of the relevant documents filed by NAPE by contacting the Corporate Secretary of NAPE at: 4500 Merle Hay Road, Des Moines, IA 50310, (515) 278-1132. Investors will also be able to obtain a free copy of the relevant documents filed by Commercial Net Lease Realty by contacting Kevin B. Habicht, Chief Financial Officer of Commercial Net Lease Realty, at (407) 265-7348.

About Commercial Net Lease Realty

Commercial Net Lease Realty invests in high quality, single-tenant retail and office properties subject generally to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, CVS, OfficeMax and the United States of America. The Company currently owns 362 investment properties in 38 states with a gross leasable area of approximately 8.5 million square feet. These investment properties are leased to 152 corporations in 56 industry classifications.

About NAPE

NAPE is a lessor of commercial real estate to tenants under net lease arrangements. It invests in properties that are fully leased to a single tenant, which is responsible for payment of real estate taxes, insurance, utilities and repairs. Under such circumstances, NAPE has limited management responsibilities for such properties once they are constructed and leased. In most cases, properties are constructed by the tenant and conveyed to NAPE under a sale and leaseback arrangement. NAPE currently owns property located in 12 states primarily in the Midwest and South.

Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause Commercial Net Lease Realty’s and NAPE’s actual future results to differ materially from expected results. These risks include, among others, operational and strategic challenges that may prevent the successful integration of NAPE with Commercial Net Lease Realty, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of Commercial Net Lease Realty’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in Commercial Net Lease Realty’s and NAPE’s SEC filings, including, but not limited to, their respective Annual Reports on Form 10-K.

Copies of each filing may be obtained from Commercial Net Lease Realty or NAPE, as pertinent, or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of Commercial Net Lease Realty’s and NAPE’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. Neither Commercial Net Lease Realty nor NAPE undertakes any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

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